Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 12,908,390.00	0.0001381	$ 1,782.65
Fees Previously Paid
	Total Transaction Valuation:	$ 12,908,390.00
	Total Fees Due for Filing:			$ 1,782.65
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 1,782.65
Offering Note
[1]	(1) Estimated for purposes of calculating the amount of the filing fee only. The transaction valuation was calculated by multiplying (a) 2,346,980 (the "Shares"), of Urgent.ly Inc., a Delaware corporation ("Urgent.ly"), issued and outstanding (including for this purpose shares underlying restricted stock units, shares issuable upon exercise of an outstanding warrant, and shares underlying stock options) by (b) the offer price of $5.50 per Share. The foregoing share figures have been provided by Urgent.ly and are as of March 27, 2026, the most recent practicable date. (2) The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for Fiscal Year 2026, effective October 1, 2025, issued August 25, 2025, by multiplying the transaction value by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources